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                                               ------------------------------
                                                        OMB APPROVAL
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                                                     OMB Number:
                                                            3235-0058
                                                  Estimated average burden
                                                hours per response......2.50
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                                                      SEC FILE NUMBER
                                                         0-11287
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                                                       CUSIP NUMBER
                                                        180476 AA 1
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

(Check One):

|_|Form 10-K    |_|Form 20-F     |_|Form 11-K     |X|Form 10-Q     |_|Form N-SAR

             For Period Ended:      September 30, 1999
                               --------------------------

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR

             For the Transition Period Ended:
                                             --------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION


                    The Claridge Hotel and Casino Corporation
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Full Name of Registrant


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Former Name if Applicable


                        Indiana Avenue and the Boardwalk
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Address of Principal Executive Office (Street and Number)


                         Atlantic City, New Jersey 08401
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City, State and Zip Code

PART II - RULES 12b-25(b) AND ( c )

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)  The subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III - NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

                                                              SEC 1344 (11-91)

         The Form 10-Q for the fiscal quarter ended September 30, 1999 for the Company could not be filed within the prescribed period because the Company was unable to complete certain information key to filing a timely and accurate report because of recent changes in the senior management of the Company, as well as reporting requirement changes resulting from the Company's status as a debtor-in-possession. Such inability could not have been eliminated by the Company without unreasonable effort or expense.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         JEAN I. ABBOTT                609                   340-3520
     ------------------------     ------------         -------------------
            (Name)                 (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:

                                               |_| Yes          |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                    THE CLARIDGE HOTEL AND CASINO CORPORATION
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                  (Name of Registrant as Specified in Charter)

  has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

  Date        November 12, 1999           By   /s/ Jean I Abbott
       ----------------------------          ----------------------------------
                                              JEAN I. ABBOTT
                                               EXECUTIVE VICE PRESIDENT OF
                                                FINANCE/CHIEF FINANCIAL OFFICER